UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) August 27, 2020

NEVADA CANYON GOLD CORP.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-55600	46-5152859
(State or other jurisdiction of incorporation)	(Commission File number)	(IRS Employer Identification No.)

316 California Ave., Suite 543, Reno, NV 89509

(Address of principal executive offices) (zip code)

Registrant’s telephone number, including area code (888) 909-5548

(Former name or former address, if changed since last report.)

Copies to:

Brunson Chandler Jones, PLLC

175 South Main Street, Suite 1410

Salt Lake City, Utah 84111

Phone: (801) 303-5730

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	NGLD	OTC MARKETS PINKS

Item 8.01 Other Items.

Reverse Stock Split

On August 27, 2020, the Company’s Board of Directors, acting pursuant to Article Thirteen of its Amended Articles of Incorporation, unanimously approved a one-for-10 (1:10) reverse split of the Company’s common stock (the “Reverse Stock Split”). The record date for the Reverse Stock Split is August 28, 2020 with an effective date of ten days following the record date or upon approval by the Financial Industry Regulatory Authority (“FINRA”). The Company will obtain a new CUSIP number for shares of common stock of the Company in connection with the Reverse Stock Split.

Certain Risks Associated with the Reverse Stock Split

There can be no assurance that the total projected market capitalization of the Company’s common stock after the proposed Reverse Stock Split will be equal to or greater than the total projected market capitalization before the proposed Reverse Stock Split or that the per share price of the Company’s common stock following the Reverse Stock Split will either exceed or remain higher than the current anticipated per share.

There can be no assurance that the market price per new share of the Company common stock (the “New Shares”) after the Reverse Stock Split will rise or remain constant in proportion to the reduction in the number of old shares of the Company common stock (the “Old Shares”) outstanding before the Reverse Stock Split.

Accordingly, the total market capitalization of the Company’s common stock after the proposed Reverse Stock Split may be lower than the total market capitalization before the proposed Reverse Stock Split and, in the future, the market price of the Company’s common stock following the Reverse Stock Split may not exceed or remain higher than the market price prior to the proposed Reverse Stock Split. In many cases, the total market capitalization of a company following a Reverse Stock Split is lower than the total market capitalization before the Reverse Stock Split.

A decline in the market price for the Company’s common stock after the Reverse Stock Split may result in a greater percentage decline than would occur in the absence of a Reverse Stock Split, and the liquidity of the Company’s common stock could be adversely affected following a Reverse Stock Split.

The market price of the Company’s common stock will also be based on the Company’s performance and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is effected and the market price of the Company’s common stock declines, the percentage decline as an absolute number and as a percentage of the Company’s overall market capitalization may be greater than would occur in the absence of a Reverse Stock Split. In many cases, both the total market capitalization of a company and the market price of a share of such company’s common stock following a Reverse Stock Split are lower than they were before the Reverse Stock Split. Furthermore, the liquidity of the Company’s common stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split.

The Company can make no assurances as to when or if FINRA may or may not approve the Reverse Stock Split.

Principal Effects of the Reverse Stock Split

In addition to those risk factors noted above, the Reverse Stock Split will have the following effects:

General Corporate Change - (i) ten (10) Old Shares owned by a stockholder will automatically convert into one (1) New Share, and (ii) the number of shares of the Company’s common stock issued and outstanding will be decreased proportionately based on the Reverse Stock Split.

As approved and effected, the Reverse Stock Split will be effected simultaneously for all of the Company’s common stock. While the intent is for the proposed Reverse Stock Split to affect all of the Company’s stockholders uniformly, the process of rounding up when any of the Company’s stockholders own a fractional share will result in a non-material change in each stockholder’s percentage ownership interest in the Company.

The Reverse Stock Split does not materially affect the proportionate equity interest in the Company of any holder of common stock or the relative rights, preferences, privileges or priorities of any such stockholder.

Fractional Shares - Any fractional shares of common stock resulting from the Reverse Stock Split will “round up” to the nearest whole number. No cash will be paid to any holders of fractional interests in the Company.

Authorized Shares - The Reverse Stock Split will not change the number of authorized shares of common stock of the Company, as states in the Company’s Articles of Incorporation, as amended.

Preferred Shares - The Reverse Stock Split will not change the number of authorized Preferred shares of the Company, as stated in the Company’s Articles of Incorporation, as amended.

Accounting Matters - The Reverse Stock Split will not affect the par value of the Company’s common stock. As a result, as of the effective time of the Reverse Stock Split, the stated capital on the Company’s balance sheet attributable to the Company’s common stock will be increased proportionately based on the Reverse Stock Split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is increased. The per share net income or loss and net book value of the Company’s common stock will be restated because there will be a greater number of shares of the Company’s common stock outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NEVADA CANYON GOLD CORP.

Date:	August 31, 2020

By:	/s/ Jeffrey Cocks
Jeffrey Cocks
President and Chief Executive Officer